UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2006

CARREKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24201	75-1622836
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4055 Valley View Lane

Dallas, Texas

75244

(Address of principal executive offices)		(Zip Code)

(972) 458-1981

(Registrant’s telephone number, including area code)

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                   Entry into a Material Definitive Agreement

On January 19, 2006, our Board of Directors approved the accelerated vesting of all unvested and “out-of-the-money” non-qualified stock options with an exercise price of $7.50 or higher previously awarded to our current employees under our 1994 Long Term Incentive Plan.  Options awarded to our directors, including Chairman and CEO John D. Carreker, Jr., are excluded from this vesting acceleration

Under the recently revised Financial Accounting Standards Statement No. 123, “Share-Based Payment” (“SFAS 123(R)”), we will be required to recognize the expense associated with our outstanding unvested stock options beginning in the first quarter of fiscal year 2006.  As a result of these accelerations of employee options, we expect to reduce the stock option expense we otherwise would be required to record in connection with the accelerated options by approximately $2.0 million over the original option vesting period.

The decision to accelerate the vesting of the employee options, which our Board of Directors believes is in the best interest of Carreker Corporation, our stockholders and employees, was made primarily to reduce non-cash compensation expense that would have been recorded in our income statement in future periods upon the adoption of SFAS 123(R) beginning in February 2006.  In addition, because these options have exercise prices in excess of current market values, they are not fully achieving their original objectives of incentive compensation and retention.

Certain statements contained herein that are not historical facts, including, but not limited to, statements regarding our expected results of operations, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties, including the risks and uncertainties set forth in the Company’s Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARREKER CORPORATION
(Registrant)

Date: January 19, 2006	By:	/s/ John S. Davis
Executive Vice President
General Counsel and Secretary